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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              BSQUARE CORPORATION,

                             H2O MERGER CORPORATION

                                       AND

                             BLUEWATER SYSTEMS, INC.


                           DATED AS OF JANUARY 5, 2000

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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER....................................4
         1.1      MERGER......................................................4
         1.2      TIME AND PLACE OF CLOSING...................................4
         1.3      EFFECTIVE TIME..............................................4

ARTICLE 2 TERMS OF MERGER.....................................................5
         2.1      CHARTER.....................................................5
         2.2      BYLAWS......................................................5
         2.3      DIRECTORS AND OFFICERS......................................5

ARTICLE 3 MANNER OF CONVERTING SHARES.........................................5
         3.1      CONVERSION OF SHARES........................................5
         3.2      DISSENTING SHAREHOLDERS.....................................6
         3.3      FRACTIONAL SHARES...........................................6
         3.4      CONVERSION OF STOCK OPTIONS.................................6

ARTICLE 4 EXCHANGE OF SHARES..................................................7
         4.1      EXCHANGE PROCEDURES.........................................7
         4.2      RIGHTS OF FORMER BLUEWATER SHAREHOLDERS.....................8

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BlueWater.........................8
         5.1      ORGANIZATION, STANDING, AND POWER...........................8
         5.2      AUTHORITY; NO BREACH BY AGREEMENT...........................9
         5.3      CAPITAL STOCK..............................................10
         5.4      BLUEWATER SUBSIDIARIES.....................................10
         5.5      FINANCIAL STATEMENTS.......................................11
         5.6      ABSENCE OF UNDISCLOSED LIABILITIES.........................11
         5.7      ABSENCE OF CERTAIN CHANGES OR EVENTS.......................11
         5.8      INSURANCE..................................................12
         5.9      TAX MATTERS................................................12
         5.10     REAL PROPERTY..............................................14
         5.11     ASSETS.....................................................15
         5.12     INTELLECTUAL PROPERTY......................................15
         5.13     ENVIRONMENTAL MATTERS......................................17
         5.14     COMPLIANCE WITH LAWS.......................................17
         5.15     LABOR RELATIONS............................................18
         5.16     EMPLOYEE BENEFIT PLANS.....................................18
         5.17     MATERIAL CONTRACTS.........................................19
         5.18     LEGAL PROCEEDINGS..........................................20
         5.19     STATEMENTS TRUE AND CORRECT................................20
         5.20     ACCOUNTING AND TAX MATTERS.................................20
         5.21     STATE TAKEOVER LAWS........................................21

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         5.22     TRANSACTIONS AND AFFILIATES................................21
         5.23     FEES AND EXPENSES OF BROKERS AND OTHERS....................21
         5.24     YEAR 2000 COMPLIANCE.......................................21

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BSQUARE..........................22
         6.1      ORGANIZATION, STANDING, AND POWER..........................22
         6.2      AUTHORITY; NO BREACH BY AGREEMENT..........................22
         6.3      CAPITAL STOCK..............................................23
         6.4      BSQUARE SUBSIDIARIES.......................................23
         6.5      SEC FILINGS; FINANCIAL STATEMENTS..........................24
         6.6      ABSENCE OF UNDISCLOSED LIABILITIES.........................24
         6.7      ABSENCE OF CERTAIN CHANGES OR EVENTS.......................24
         6.8      STATEMENTS TRUE AND CORRECT................................25
         6.9      AUTHORITY OF MERGER CORPORATION............................25
         6.10     ACCOUNTING AND TAX MATTERS.................................25

ARTICLE 7 ADDITIONAL AGREEMENTS..............................................25
         7.1      FILINGS WITH STATE OFFICES.................................25
         7.2      ACCOUNTING AND TAX TREATMENT...............................25
         7.3      STATE TAKEOVER LAWS........................................26
         7.4      EMPLOYEE BENEFITS AND CONTRACTS............................26
         7.5      INDEMNIFICATION, EXCULPATION AND INSURANCE.................26
         7.6      EXCHANGE LISTING...........................................26
         7.7      AGREEMENT OF AFFILIATES....................................27
         7.8      REGISTRATION RIGHTS........................................27

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE..................27
         8.1      CONDITIONS TO OBLIGATIONS OF EACH PARTY....................27
         8.2      CONDITIONS TO OBLIGATIONS OF BSQUARE.......................28

ARTICLE 9 MISCELLANEOUS......................................................28
         9.1      DEFINITIONS................................................28
         9.2      EXPENSES...................................................34
         9.3      ENTIRE AGREEMENT...........................................35
         9.4      AMENDMENTS.................................................35
         9.5      WAIVERS....................................................35
         9.6      ASSIGNMENT.................................................36
         9.7      NOTICES....................................................36
         9.8      GOVERNING LAW..............................................36
         9.9      COUNTERPARTS...............................................36
         9.10     CAPTIONS; ARTICLES AND SECTIONS............................36
         9.11     INTERPRETATIONS............................................37
         9.12     ENFORCEMENT OF AGREEMENT...................................37
         9.13     SEVERABILITY...............................................37

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                                LIST OF EXHIBITS

EXHIBIT NUMBER         DESCRIPTION
--------------         -----------

      1                Plan of Merger
      2                Affiliate Agreement
      3                Registration Rights Agreement
      4                Form of Legal Opinion


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 5, 2000, by and among BSQUARE CORPORATION, a Washington corporation ("BSQUARE"); H20 MERGER CORPORATION, a Washington corporation ("Merger Corporation"); and BLUEWATER SYSTEMS, INC., a Washington corporation ("BlueWater").

                                    PREAMBLE

         The Boards of Directors of BlueWater, Merger Corporation and BSQUARE each have adopted this Agreement, approved the Merger (as defined herein) and the other transactions contemplated herein and determined that the Merger and such other transactions are in the best interests of their respective companies and shareholders. This Agreement provides for the Merger of Merger Corporation with and into BlueWater upon the terms and conditions set forth herein and in the Plan of Merger, which is incorporated herein and made a part of this Agreement by reference. At the effective time of the Merger, the outstanding shares of the capital stock of BlueWater shall be converted into the right to receive shares of the common stock of BSQUARE (except as provided herein). As a result, shareholders of BlueWater shall become shareholders of BSQUARE and BlueWater shall continue to conduct its business and operations as a wholly-owned subsidiary of BSQUARE. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

         Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions set forth in this Agreement, which incorporates by reference the Plan of Merger included as
Exhibit 1 hereto, and the terms and conditions set forth therein, at the Effective Time (as defined in Section 1.3), Merger Corporation shall be merged with and into BlueWater in accordance with the provisions of, and with the effect provided in, Chapter 23B.11 of the WBCA (the "Merger"). BlueWater shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned Subsidiary of BSQUARE and shall continue to be governed by the Laws of the State of Washington.

     1.2 TIME AND PLACE OF CLOSING. The closing of the Merger (the "Closing") will take place simultaneously with the execution of this Agreement, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file the Articles of Merger executed in accordance with the

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relevant provisions of the WBCA and shall make all other filings or recordings required under the WBCA. The Merger shall become effective on the date and at the time the Articles of Merger shall become effective with the Secretary of State of the State of Washington, or such other date and time as mutually agreed upon in writing by the authorized officers of each Party (the "Effective Time").

                                   ARTICLE 2
                                TERMS OF MERGER

     2.1 CHARTER. The Articles of Incorporation of BlueWater in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article 2 of BlueWater's Articles of Incorporation will be amended by deleting it in its entirety and replacing it with the following: "Article II--Authorized Capital Stock--the Corporation shall be authorized to issue 1,000 shares of common stock, without par value."

     2.2 BYLAWS. The Bylaws of BlueWater in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Merger Corporation in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, until such time as new directors are duly elected by BSQUARE, as the sole shareholder of the Surviving Corporation, after the Effective Time. The officers of Merger Corporation in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, unless and until the directors of the Surviving Corporation shall elect in their sole discretion to remove any such officers from office and/or appoint additional officers.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of BSQUARE, BlueWater, Merger Corporation or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of Merger Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation.

         (b) Each share of BlueWater Common Stock (including shares of Common Stock issued upon conversion of any outstanding BlueWater Preferred Stock, but excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.2) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.14343 shares of BSQUARE Common Stock (the "Exchange Ratio").

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     3.2 DISSENTING SHAREHOLDERS. Any holder of shares of BlueWater Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Chapter 23B.13 of the WBCA shall be entitled to receive the fair value of such shares (plus accrued interest) in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the WBCA and surrendered to BlueWater the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of BlueWater fails to perfect, or effectively withdraws or loses, his right to receive payment for his shares pursuant to Chapter 23B.13 of the WBCA, BSQUARE shall issue and deliver the consideration to which such holder of shares of BlueWater Common Stock would have received under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of BlueWater Common Stock held by him.

     3.3 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of BlueWater Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of BSQUARE Common Stock (after taking into account all shares of BSQUARE Common Stock that would otherwise be issuable to such holder upon conversion pursuant to Section 3.1(b)) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BSQUARE Common Stock multiplied by the market value of one share of BSQUARE Common Stock at the Effective Time. The market value of one share of BSQUARE Common Stock at the Effective Time shall be the closing price of such common stock on The Nasdaq Stock Market's National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by BSQUARE) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.4 CONVERSION OF STOCK OPTIONS.

         (a) At the Effective Time, each option or other right to purchase shares of BlueWater Common Stock pursuant to stock options ("BlueWater Options") granted by BlueWater under the BlueWater Stock Plans, which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to BSQUARE Common Stock, and BSQUARE shall assume each BlueWater Option, in accordance with the terms of the stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) each BlueWater Option shall be considered granted under, and shall be subject to the terms of, the BSQUARE Stock Option Plan and a corresponding BSQUARE stock option agreement, (ii) each BlueWater Option assumed by BSQUARE may be exercised solely for shares of BSQUARE Common Stock (or cash, if so provided under the terms of such BlueWater Option), (iii) the number of shares of BSQUARE Common Stock subject to such BlueWater Option shall be equal to the number of shares of BlueWater Common Stock subject to such BlueWater Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iv) the per share exercise price under each such BlueWater Option shall be adjusted by dividing the per share exercise price under each such BlueWater Option by the Exchange Ratio and rounding up any fraction of a cent to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, BSQUARE shall not be obligated to issue any fraction of a share of BSQUARE Common Stock upon exercise of BlueWater Options and any fraction of a share of BSQUARE Common Stock that otherwise would be subject to a converted BlueWater Option shall represent the right to receive a cash


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payment upon exercise of such converted BlueWater Option equal to the product of such fraction and the difference between the market value of one share of BSQUARE Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of BSQUARE Common Stock at the time of exercise of an Option shall be the closing price of such common stock on The Nasdaq Stock Market's National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by BSQUARE) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (ii) and (iii) of the first sentence of this Section 3.4(a), each BlueWater Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of BlueWater and BSQUARE agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.4, including using its reasonable efforts to obtain from each holder of BlueWater Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.4(a).

         (b) As soon as practicable after the Effective Time, BSQUARE shall deliver to the participants in each BlueWater Stock Plan an appropriate notice setting forth such participant's rights pursuant to the BSQUARE Stock Option Plan.

         (c) All contractual restrictions or limitations on transfer with respect to BlueWater Common Stock awarded under the BlueWater Stock Plans or any other plan, program, Contract or arrangement of any BlueWater Company, to the extent that such restrictions or limitations shall not have already lapsed as of the Effective Time (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect following the Effective Time with respect to shares of BSQUARE Common Stock into which such restricted stock is converted pursuant to Section 3.1; provided that any restrictions or limitations related to the performance of any BlueWater Company shall be equitably adjusted to account for the corporate structure of the BlueWater Companies resulting from the transactions contemplated by this Agreement.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, BSQUARE and BlueWater shall cause the exchange agent selected by BSQUARE and reasonably acceptable to BlueWater (the "Exchange Agent") to mail to the former shareholders of BlueWater appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BlueWater Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of BlueWater Common Stock (other than shares as to which statutory dissenters' rights have been perfected as provided in Section 3.2) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1. To the extent required by
Section 3.3, each holder of shares of BlueWater Common Stock issued and outstanding at the Effective Time also shall receive, upon

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surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of BSQUARE Common Stock to which such holder may be otherwise entitled (without interest). BSQUARE shall not be obligated to deliver the consideration to which any former holder of BlueWater Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of BlueWater Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of BlueWater Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither BSQUARE, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of BlueWater Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of BlueWater shall constitute ratification of the appointment of the Exchange Agent.

     4.2 RIGHTS OF FORMER BLUEWATER SHAREHOLDERS. At the Effective Time, the stock transfer books of BlueWater shall be closed as to holders of BlueWater Common Stock immediately prior to the Effective Time and no transfer of BlueWater Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1, each certificate theretofore representing shares of BlueWater Common Stock (other than shares as to which statutory dissenters' rights have been perfected as provided in Section 3.2) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.3 and this Section 4.2 in exchange therefor. To the extent permitted by Law, former shareholders of record of BlueWater shall be entitled to vote after the Effective Time at any meeting of BSQUARE shareholders the number of whole shares of BSQUARE Common Stock into which their respective shares of BlueWater Common Stock are converted, regardless of whether such holders have exchanged their certificates representing BlueWater Common Stock for certificates representing BSQUARE Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BSQUARE on the BSQUARE Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BSQUARE Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BSQUARE Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of BlueWater Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1. However, upon surrender of such BlueWater Common Stock certificate, both the BSQUARE Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF BLUEWATER

     BlueWater hereby represents and warrants to BSQUARE as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. BlueWater is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Washington, and has the corporate power and authority to carry on its business as now conducted and to own, lease and


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operate its Assets. Except as disclosed in Section 5.1 of the BlueWater
Disclosure Memorandum, BlueWater is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (a) BlueWater has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BlueWater, including receipt of approval of this Agreement by two-thirds of all of the votes entitled to be cast at the Shareholders' Meeting on the approval of this Agreement by the holders of the outstanding shares of BlueWater Common Stock and BlueWater Preferred Stock. This Agreement represents a legal, valid, and binding obligation of BlueWater, enforceable against BlueWater in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by BlueWater, nor the consummation by BlueWater of the transactions contemplated hereby, nor compliance by BlueWater with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BlueWater's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2 of the BlueWater Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BlueWater Company under, any Contract or Permit of any BlueWater Company or, (iii) violate any Law or Order applicable to any BlueWater Company or any of their respective material Assets other than, in the case of clauses
(ii) and (iii), any such conflicts, breaches, Defaults or other occurrences of the type referred to above which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater.

         (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by BlueWater of the Merger and the other transactions contemplated in this Agreement, other than the filing of the Articles of Merger with the Washington Secretary of State and appropriate documents with relevant authorities of other states in which BlueWater is qualified to do business and such filings with governmental entities to satisfy the applicable requirements of state securities or "blue sky" laws and such consents, approvals, orders or authorizations the failure of which to be made or obtained are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater.

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     5.3 CAPITAL STOCK.

         (a) Prior to the Effective Time, the authorized capital stock of BlueWater consists of (i) 6,000,000 shares of BlueWater Common Stock, of which 1,500,000 shares are issued and outstanding and (ii) 2,000,000 shares of preferred stock, without par value, of which 105,652 are issued and outstanding. At the Effective Time, all issued and outstanding shares of Preferred Stock will have been converted into an equal number of shares of Common Stock. All of the issued and outstanding shares of capital stock of BlueWater are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of BlueWater has been issued in violation of any preemptive rights of the current or past shareholders of BlueWater. BlueWater has reserved 600,000 shares of BlueWater Common Stock for issuance under the BlueWater Stock Plans, pursuant to which options to purchase not more than 152,000 shares of BlueWater Common Stock are outstanding as of the Closing Date.

         (b) Except as set forth in Section 5.3(a) or disclosed in Section 5.3 of the BlueWater Disclosure Memorandum, there are no shares of capital stock or other equity securities of BlueWater outstanding and no outstanding Rights relating to the capital stock of BlueWater.

     5.4 BLUEWATER SUBSIDIARIES. BlueWater has disclosed in Section 5.4 of the BlueWater Disclosure Memorandum all of the BlueWater Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the BlueWater Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the BlueWater Disclosure Memorandum, BlueWater or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each BlueWater Subsidiary. No capital stock (or other equity interest) of any BlueWater Subsidiary is or may become required to be issued (other than to another BlueWater Company) by reason of any Rights, and there are no Contracts by which any BlueWater Subsidiary is bound to issue (other than to another BlueWater Company) additional shares of its capital stock (or other equity interests) or Rights or by which any BlueWater Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any BlueWater Subsidiary (other than to another BlueWater Company). There are no Contracts relating to the rights of any BlueWater Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any BlueWater Subsidiary. All of the shares of capital stock (or other equity interests) of each BlueWater Subsidiary held by a BlueWater Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the BlueWater Company free and clear of any Lien. Except as disclosed in Section 5.4 of the BlueWater Disclosure Memorandum, each BlueWater Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each BlueWater Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign


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jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater. The minute book and other organizational documents for each BlueWater Subsidiary have been made available to BSQUARE for its review, and, except as disclosed in Section 5.4 of the BlueWater Disclosure Memorandum, are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     5.5 FINANCIAL STATEMENTS. Each of the BlueWater Financial Statements (including, in each case, any related notes) provided to BSQUARE was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of BlueWater and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. In addition, attached to Section 5.5 of the BlueWater Disclosure Memorandum are the complete copies of the BlueWater Financial Statements and the unaudited balance sheets of BlueWater as of December 31, 1998 and December 31, 1997, and the related statements of operations and of changes in the financial position for the fiscal years then ended.

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No BlueWater Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater, except Liabilities which are accrued or reserved against in the consolidated balance sheets of BlueWater as of December 31, 1999, included in the BlueWater Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No BlueWater Company has incurred or paid any Liability since December 31, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 5.6 of the BlueWater Disclosure Memorandum or as would otherwise not violate the first two sentences of this
Section 5.6, no BlueWater Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of, any Person for any amount in excess of $50,000.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as disclosed in the BlueWater Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the BlueWater Disclosure Memorandum, there have been no events, changes, or occurrences relating specifically to BlueWater which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater. As of the date hereof, Section 5.7 of the BlueWater Disclosure Memorandum lists all wages, salaries and other compensation and/or benefits instituted, approved or offered across the board to all or substantially all of the BlueWater employees as of January 4, 2000.

     5.8 INSURANCE. As of the date hereof, Section 5.8 of the BlueWater Disclosure Memorandum accurately sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which any of the BlueWater Companies is a party or under which any BlueWater Company has any continuing rights or obligations:

         (a) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

         (b) the policy number and the period of coverage.

         With respect to each such insurance policy, except such as would not have, individually or in the aggregate, a Material Adverse Effect on BlueWater:
(a) the policy is legal, valid, binding, enforceable and in full force and effect (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before any proceeding may be brought); (b) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as described in clause (a)); (c) neither any of the BlueWater Companies nor, to the Knowledge of the BlueWater Companies, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (d) no party to the policy has repudiated any provision thereof. Each of the BlueWater Companies has been covered during the past two years by insurance in scope and amount, in its good faith judgment, customary and reasonable for the businesses in which it has been engaged during the aforementioned period. As of the date hereof, Section 5.8 of the BlueWater Disclosure Memorandum also describes any self-insurance arrangements affecting any of the BlueWater Companies.

     5.9 TAX MATTERS.

         (a) Except as set forth in Section 5.9 of the BlueWater Disclosure
Memorandum:

             (i) BlueWater and each of its Subsidiaries are members of the affiliated group, within the meaning of Section 1504(a) of the Internal Revenue Code, of which BlueWater is the common parent, such affiliated group files a consolidated federal income tax return and neither BlueWater nor any of its Subsidiaries has ever filed a consolidated federal income tax return with (or been included in a consolidated return of) a different affiliated group;

             (ii) each of the BlueWater Companies has timely filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is accurate and complete in all material respects;

             (iii) each of the BlueWater Companies has paid all Taxes shown as due on such Tax Returns;

             (iv) each of the BlueWater Companies is in material compliance with all applicable information reporting and tax withholding requirements under federal, state, local and foreign Laws;

             (v) there are no Liens with respect to Taxes (other than for current Taxes not yet due and payable) upon any of the Assets of the BlueWater Companies;

             (vi) each of the BlueWater Companies has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due;

             (vii) none of the BlueWater Companies has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against or with respect to, and no audit has been commenced with respect to, any of the BlueWater Companies for any open tax period; no power of attorney relating to Taxes that is currently in effect has been granted by or with respect to any of the BlueWater Companies; there is no currently pending administrative or judicial proceeding, or any deficiency or refund litigation, with respect to Taxes of any of the BlueWater Companies, the adverse outcome of which would have a Material Adverse Effect on the BlueWater Companies; and any such assertion, assessment, proceeding or litigation disclosed on Section 5.9 of the BlueWater Disclosure Memorandum is being contested in good faith through appropriate measures, and its status is described in Section 5.9 of the BlueWater Disclosure Memorandum;

             (viii) none of the BlueWater Companies has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Internal Revenue Code or a "safe harbor lease" subject to former
     Section 168(f)(8) of the Internal Revenue Code;

             (ix) none of the BlueWater Companies is required to include in income any amount from an adjustment pursuant to Section 481 of the Internal Revenue Code or any similar provision of state or local Law, and BlueWater has no Knowledge that any governmental authority has proposed any such adjustment;

             (x) none of the BlueWater Companies has made or is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or 280G of the Internal Revenue Code; and

             (xi) there are no excess loss accounts or deferred intercompany gains with respect to any member of the affiliated group of which BlueWater is the common parent which would have a Material Adverse Effect on BlueWater if taken into account.

             (b) Section 5.9 of the BlueWater Disclosure Memorandum lists all types of material Taxes paid and Tax Returns filed by or on behalf of any of the BlueWater Companies and expressly indicates each Tax with respect to which any of the BlueWater Companies is or has been included in a consolidated, unitary or combined return.

     5.10 REAL PROPERTY. Section 5.10 of the BlueWater Disclosure Memorandum is a true and correct list of all Real Property of the BlueWater Companies and all real estate with respect to which any BlueWater Company has entered into a written agreement for purchase, sale or lease as of the date hereof. With respect to the Real Property or such real estate subject to a written agreement for purchase, sale or lease, as of the date hereof:

         (a) except as set forth in Section 5.10(a) of the BlueWater Disclosure Memorandum, there are no leases or subleases, including amendments or modifications to leases or subleases, in which any BlueWater Company is the tenant/lessee or subtenant/sublessee of any Real Property;

         (b) except as set forth in Section 5.10(b) of the BlueWater Disclosure Memorandum, there are no leases or subleases, including amendments or modifications to leases or subleases, in which any BlueWater Company is the landlord/lessor of any Real Property or any licenses, concessions or other agreements, written or oral, granted by BlueWater to any party or parties the right of use or occupancy of any portion of the parcel;

         (c) as of the date hereof, Section 5.10(c) of the BlueWater Disclosure Memorandum contains a true and correct list of all title policies in the possession or control of any BlueWater Company;

         (d) except as set forth in Section 5.10(d) of the BlueWater Disclosure Memorandum, BlueWater has not received actual notice of any pending or threatened condemnation proceedings, mechanics' or materialman's Liens or claims of Lien, lawsuits or administrative actions relating to the Real Property or any portion thereof or other matters affecting adversely its current use or occupancy thereof;

         (e) with respect to any Real Property that any BlueWater Company owns or leases, BlueWater has not received actual notice that any of the following are untrue: (i) the buildings and improvements are located within the boundary lines of the described parcels of such Real Property, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications),
(ii) no covenant or other restriction or obligation of any kind is binding on such Real Property owned or leased by any BlueWater Company (provided that such representation is qualified to the Knowledge of BlueWater insofar as it relates to covenants, restrictions or obligations which any BlueWater Company is not responsible for obtaining in its capacity as lessee) and (iii) to the extent consistent with the current development of such Real Property, all approvals of governmental authorities (including licenses and permits) required in connection with the ownership, occupation, operation or construction thereof have been obtained or will be timely obtained in accordance with Law with respect to such Real Property owned or leased by any BlueWater Company (provided that such representation is qualified to the Knowledge of BlueWater insofar as it relates to approvals that any BlueWater Company is not responsible for obtaining in its capacity as lessee);

         (f) except as disclosed in Section 5.10(f) of the BlueWater Disclosure Memorandum, BlueWater has not received actual notice that there are outstanding options, rights of first refusal, or rights of first offer to purchase or lease any of the Real Property or any portion thereof or interest therein;

         (g) there are no parties (other than any of the BlueWater Companies, except in any case where an BlueWater Company has entered into a contract to purchase a parcel but has not yet closed such purchase) in possession of the parcel, other than tenants under any leases or subleases disclosed in Section 5.10(g) of the BlueWater Disclosure Memorandum who are in possession of space to which they are entitled;

         (h) the Real Property is supplied with utilities and other services necessary for its operation, including gas, electricity, water, telephone, sanitary sewer and storm sewer;

         (i) as of the date hereof, except as set forth in Section 5.10(k) of the BlueWater Disclosure Memorandum, BlueWater has not entered into any options or agreements to purchase or lease real estate (including any amendments or modifications thereto);

         (j) BlueWater has not received a notice of default or similar notice affecting a parcel and has not delivered a notice of default to any third party that has not otherwise been cured and, to the Knowledge of BlueWater, BlueWater is not in default with respect to any obligations affecting a parcel and no third party is in default with respect to any obligations owing to BlueWater; and

         (k) to the Knowledge of BlueWater, the legal instruments disclosed in
Section 5.10 of the BlueWater Disclosure Memorandum (regardless of what subsection) are in full force and effect; provided that the foregoing representation and warranty shall not extend to any matters disclosed in Section 5.10(l) of the BlueWater Disclosure Memorandum.

     5.11 ASSETS. Except as disclosed in Section 5.11 of the BlueWater Disclosure Memorandum, as disclosed or reserved against in the BlueWater Financial Statements or with respect to Real Property of BlueWater, the BlueWater Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets which are material to BlueWater's business on a consolidated basis. All Assets which are material to BlueWater's business on a consolidated basis, held under leases or subleases by any of the BlueWater Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     5.12 INTELLECTUAL PROPERTY.

         (a) Except as set forth in Section 5.12(a) of the BlueWater Disclosure Memorandum or as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater: (i) the BlueWater Companies own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property reasonably necessary for the operation of the businesses of the BlueWater Companies as presently conducted; (ii) each item of Intellectual Property owned or used by any of the BlueWater Companies immediately prior to the Effective Time will be owned or available for use by the BlueWater Companies on identical terms and conditions immediately subsequent to the Effective Time; (iii) each of the BlueWater Companies has taken all reasonably necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses; and (iv) each owned item of Intellectual Property has not been abandoned.

         (b) Except as set forth in Section 5.12(b) of the BlueWater Disclosure Memorandum, to the Knowledge of BlueWater, none of the BlueWater Companies has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any third party, and to the Knowledge of BlueWater, none of the BlueWater Companies has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any of the BlueWater Companies must license or refrain from using any intellectual property rights of any third party), except for infringements, conflicts or other occurrences of the type described above which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater. To the Knowledge of BlueWater, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any of the BlueWater Companies, except such as have not had, or are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater.

         (c) As of the date hereof, Section 5.12(c) of the BlueWater Disclosure Memorandum identifies each patent, trademark, copyright or other registration that has been issued to any of the BlueWater Companies with respect to any of its Intellectual Property, identifies each pending application or application for registration that any of the BlueWater Companies has made with respect to any of its Intellectual Property and identifies each license, agreement or other permission that any of the BlueWater Companies has granted to any third party with respect to any of its Intellectual Property (together with any exceptions thereto). Except as set forth in Section 5.12(c) of the BlueWater Disclosure Memorandum, BlueWater has made available to BSQUARE correct and complete copies of all such patents, registrations, applications, licenses, agreements, permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. As of the date hereof, Section 5.12(c) of the BlueWater Disclosure Memorandum also identifies each trade name or unregistered trademark used by any of the BlueWater Companies in connection with any of its businesses. Except as set forth in Section 5.12(c) of the BlueWater Disclosure Memorandum, with respect to each item of Intellectual Property required to be identified therein:

             (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

             (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of BlueWater, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

             (iii) none of the BlueWater Companies has licensed or, to the Knowledge of BlueWater, permitted any third party to use any such item.

     5.13 ENVIRONMENTAL MATTERS.

         (a) To the reasonable Knowledge of BlueWater, each BlueWater Company holds all Permits required under Environmental Laws for it to carry on its business as now conducted ("Environmental Permits"), and each BlueWater Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all such Environmental Permits and Environmental Laws, except for failures to hold Environmental Permits and instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater.

         (b) There is no Litigation pending or, to the reasonable Knowledge of BlueWater, threatened before any court, governmental agency, or authority or other forum in which any BlueWater Company or any of its Operating Properties or Participation Facilities (or BlueWater in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, to the Knowledge of BlueWater, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any BlueWater Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or, to the reasonable Knowledge of BlueWater, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater, nor, to the Knowledge of BlueWater, is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater.

         (c) During the period of (i) any BlueWater Company's ownership or operation of any of their respective current properties, (ii) any BlueWater Company's participation in the management of any Participation Facility, or
(iii) any Blue Water Company's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater. Prior to the period of (i) any BlueWater Company's ownership or operation of any of their respective current properties, (ii) any BlueWater Company's participation in the management of any Participation Facility, or (iii) any BlueWater Company's holding of a security interest in an Operating Property, to the reasonable Knowledge of BlueWater, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting (or potentially affecting) any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater.

     5.14 COMPLIANCE WITH LAWS. Each BlueWater Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater. Except as disclosed in Section 5.14 of the BlueWater Disclosure Memorandum, none of the BlueWater Companies:

         (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

         (b) is in Default under any Laws or Orders applicable to its business or employees conducting its business, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater; or

         (c) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any BlueWater Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater, or (iii) requiring any BlueWater Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

     5.15 LABOR RELATIONS. No BlueWater Company is the subject of any Litigation asserting that it or any other BlueWater Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other BlueWater Company to bargain with any labor organization as to wages or conditions of employment, nor is any BlueWater Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any BlueWater Company pending or, to the Knowledge of BlueWater, threatened nor, to the Knowledge of BlueWater, is there any activity involving any BlueWater Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.16 EMPLOYEE BENEFIT PLANS.

         (a) BlueWater has disclosed in Section 5.16(a) of the BlueWater Disclosure Memorandum, and has made available to BSQUARE prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other material employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any BlueWater Company or any entity required to be treated as a single employer with BlueWater under Section 414 of the Internal Revenue Code (an "ERISA Affiliate") thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "BlueWater Benefit Plans"). Any of the BlueWater Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "BlueWater ERISA Plan." No BlueWater ERISA Plan is a "defined benefit plan" (as defined in
Section 414(j) of the Internal Revenue Code). No

BlueWater ERISA Plan is or has been a multi-employer plan within the meaning of
Section 3(37) of ERISA.

         (b) All BlueWater Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater or any ERISA Affiliate. Each BlueWater ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and BlueWater is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

         (c) No BlueWater Company has any unsatisfied Liability under Title IV of ERISA.

         (d) Except as disclosed in Section 5.16(d) of the BlueWater Disclosure Memorandum, or as required by Law, no BlueWater Company has any Liability for retiree health and life benefits under any of the BlueWater Benefit Plans. Except for benefits protected under Section 411(d)(b) of the Internal Revenue Code, there are no restrictions on the rights of such BlueWater Company to amend or terminate any BlueWater Benefit Plan without incurring any Liability thereunder.

         (e) Except as disclosed in Section 5.16(e) of the BlueWater Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any BlueWater Company from any BlueWater Company under any BlueWater Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any BlueWater Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

     5.17 MATERIAL CONTRACTS. Except as disclosed in Section 5.17 of the BlueWater Disclosure Memorandum or otherwise reflected in the BlueWater Financial Statements, none of the BlueWater Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any BlueWater Company or the guarantee by any BlueWater Company of any such obligation (other than trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any BlueWater Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), and (v) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $25,000) (together with all Contracts referred to in Sections 5.11 and 5.16(a), the "BlueWater Contracts"). With respect to each BlueWater Contract and except as disclosed in Section 5.17 of the BlueWater Disclosure Memorandum: (i) the Contract is in full force and effect (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before any proceeding may be brought); (ii) no BlueWater Company is in Default thereunder, except where a Default is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater; (iii) no BlueWater Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of BlueWater, in Default in any respect or has repudiated or waived any material provision thereunder, except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater. Except as disclosed in Section 5.17 of the BlueWater Disclosure Memorandum, all of the indebtedness of any BlueWater Company for money borrowed is prepayable at any time by such BlueWater Company without penalty or premium.

     5.18 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of BlueWater, threatened against any BlueWater Company, or against any director, employee or employee benefit plan of any BlueWater Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any BlueWater Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BlueWater; provided that, for purposes of this
Section 5.18, any such Litigation or Order arising after the date hereof shall not be deemed to have a Material Adverse Effect on BlueWater if and to the extent such Litigation or Order is based on this Agreement or the transactions contemplated hereby. Section 5.18 of the BlueWater Disclosure Memorandum contains a summary of all pending Litigation as of the date of this Agreement to which any BlueWater Company is a party and which names a BlueWater Company as a defendant or cross-defendant and for which any BlueWater Company has potential Liability that is reasonably likely to have a Material Adverse Effect on BlueWater.

     5.19 STATEMENTS TRUE AND CORRECT.

     No written statement, certificate, instrument, or other writing furnished or to be furnished by any BlueWater Company or any Affiliate thereof to BSQUARE pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.20 ACCOUNTING AND TAX MATTERS. Except as disclosed in Section 5.20 of the BlueWater Disclosure Memorandum, no BlueWater Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     5.21 STATE TAKEOVER LAWS. No "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws") of the WBCA, including Chapter 23B.19 of the WBCA, will be applicable to the execution of this Agreement or the consummation of the Merger, and to the Knowledge of BlueWater, no other Takeover Laws are applicable to this Agreement or the Merger.

     5.22 TRANSACTIONS AND AFFILIATES. For purposes of this Section, the term "Affiliate" shall mean (a) any holder of 5% or more of the voting securities of BlueWater, (b) any director, officer or employee of the BlueWater Companies, (c) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with any of the BlueWater Companies or
(d) any member of the immediate family of any of such persons. Except as set forth in Section 5.22 of the BlueWater Disclosure Memorandum, the BlueWater Companies have not, in the ordinary course of business or otherwise, (A) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (B) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as a director, officer or employee of one or more of the BlueWater Companies), (C) entered into or modified in any manner any Contract with, or (D) borrowed any money from, or made or forgiven any loan or other advance to, any Affiliate. Except as set forth in Section 5.22 of the BlueWater Disclosure Memorandum, or in each case in an amount that is less than $50,000, (i) the Contracts of the BlueWater Companies do not include any obligation or commitment between any of the BlueWater Companies and any Affiliate, (ii) the Assets of the BlueWater Companies do not include any receivable or other obligation or commitment from an Affiliate to any of the BlueWater Companies and (iii) the Liabilities of the BlueWater Companies do not include any payable or other obligation or commitment from any of the BlueWater Companies to any Affiliate.

     5.23 FEES AND EXPENSES OF BROKERS AND OTHERS. Other than an investment banking arrangement with Alexander Hutton, Inc. (the specific terms of which are set forth in Section 5.23 of the BlueWater Disclosure Memorandum), none of the BlueWater Companies (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement which could reasonably give rise to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

     5.24 YEAR 2000 COMPLIANCE. BlueWater and the BlueWater Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by the Year 2000 Problem and have initiated a program to achieve Year 2000 Compliance by December 31, 1999. As of the date hereof, except as is not reasonably likely to have a Material Adverse Effect on BlueWater: (i) BlueWater and the BlueWater Subsidiaries have implemented such Year 2000 program in accordance with the timetable set forth therein; (ii) BlueWater and the BlueWater Subsidiaries have made appropriate inquiries as to the Year 2000 Compliance of their material suppliers, service providers, franchisors and vendors, and neither BlueWater nor any BlueWater Subsidiary has received notice of any inability on the part of such entities to achieve Year 2000 Compliance in a timely manner; and (iii) based on such review and program, BlueWater and the

BlueWater Subsidiaries believe that the Year 2000 Problem, including costs of remediation, will not have a Material Adverse Effect on BlueWater.

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF BSQUARE

     Except as disclosed in BSQUARE SEC Documents filed on or after October 19, 1999 and prior to the date of this Agreement, BSQUARE hereby represents and warrants to BlueWater as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. BSQUARE is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Washington, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. BSQUARE is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSQUARE.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (a) BSQUARE has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BSQUARE. This Agreement represents a legal, valid, and binding obligation of BSQUARE, enforceable against BSQUARE in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by BSQUARE, nor the consummation by BSQUARE of the transactions contemplated hereby, nor compliance by BSQUARE with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BSQUARE Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BSQUARE Company under, any Contract or Permit of any BSQUARE Company or, (iii) violate any Law or Order applicable to any BSQUARE Company or any of their respective material Assets other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, Defaults or other occurrences of the type referred to above which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSQUARE.

         (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by BSQUARE of the Merger and the other transactions contemplated in this Agreement, other than (i) the filing with the SEC of such reports under Sections 13(a), 13(d), 15(d) or 16(a) of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) with respect to Merger Corporation, the filing of the Articles of Merger with the Washington Secretary of State; (iii) such filings with governmental entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (iv) such consents, approvals, orders or authorizations the failure of which to be made or obtained are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSQUARE.

     6.3 CAPITAL STOCK.

         (a) The authorized capital stock of BSQUARE consists of (i) 50,000,000 shares of BSQUARE Common Stock, of which 32,294,833 shares are issued and outstanding as of December 31, 1999, and (ii) 10,000,000 shares of BSQUARE Preferred Stock, none of which is issued and outstanding. All of the issued and outstanding shares of BSQUARE Capital Stock are, and all of the shares of BSQUARE Common Stock to be issued in exchange for shares of BlueWater Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of BSQUARE Capital Stock has been, and none of the shares of BSQUARE Common Stock to be issued in exchange for shares of BlueWater Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of BSQUARE. BSQUARE has reserved 7,125,000 shares of BSQUARE Common Stock for issuance under the BSQUARE Stock Plans, pursuant to which options to purchase 3,449,565 shares of BSQUARE Common Stock were outstanding as of December 31, 1999.

         (b) Except as set forth in Section 6.3(a) or as disclosed in Section
6.3 of the BSQUARE Disclosure Memorandum, there are no shares of capital stock or other equity securities of BSQUARE outstanding and no outstanding Rights relating to the capital stock of BSQUARE.

     6.4 BSQUARE SUBSIDIARIES. No capital stock (or other equity interest) of any BSQUARE Subsidiary is or may become required to be issued (other than to another BSQUARE Company) by reason of any Rights, and there are no Contracts by which any BSQUARE Subsidiary is bound to issue (other than to another BSQUARE Company) additional shares of its capital stock (or other equity interests) or Rights or by which any BSQUARE Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any BSQUARE Subsidiary (other than to another BSQUARE Company). There are no Contracts relating to the rights of any BSQUARE Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any BSQUARE Subsidiary. All of the shares of capital stock (or other equity interests) of each BSQUARE Subsidiary held by a BSQUARE Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the BSQUARE Company free and clear of any Lien. Each BSQUARE Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each BSQUARE Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSQUARE.

     6.5 SEC FILINGS; FINANCIAL STATEMENTS.

         (a) BSQUARE has timely filed and made available to BlueWater all SEC Documents required to be filed by BSQUARE on or after October 19, 1999 (the "BSQUARE SEC Reports"). The BSQUARE SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such BSQUARE SEC Reports (as so amended) or necessary in order to make the statements in such BSQUARE SEC Reports (as so amended), in light of the circumstances under which they were made, not misleading. No BSQUARE Subsidiary is required to file any SEC Documents.

         (b) Each of the BSQUARE Financial Statements (including, in each case, any related notes) contained in the BSQUARE SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of BSQUARE and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No BSQUARE Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSQUARE, except Liabilities which are accrued or reserved against in the consolidated balance sheets of BSQUARE as of September 30, 1999 included in the BSQUARE Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No BSQUARE Company has incurred or paid any Liability since September 30, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSQUARE or
(ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 6.6 of the BSQUARE Disclosure Memorandum or as would otherwise not violate the first two sentences of this Section 6.6, no BSQUARE Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of, any Person for any amount in excess of $500,000.

     6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1999, except as disclosed in the BSQUARE Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the BSQUARE Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSQUARE, and (ii) the BSQUARE Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of BSQUARE provided in Article 7.

     6.8 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any BSQUARE Company or any Affiliate thereof to BlueWater pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.9 AUTHORITY OF MERGER CORPORATION. Merger Corporation is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington as a wholly owned Subsidiary of BSQUARE. The authorized capital stock of Merger Corporation shall consist of 1,000 shares of Merger Corporation Common Stock, all of which is validly issued and outstanding, fully paid and non-assessable and is owned by BSQUARE free and clear of any Lien. Merger Corporation has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Corporation. This Agreement represents a legal, valid, and binding obligation of Merger Corporation, enforceable against Merger Corporation in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). BSQUARE, as the sole shareholder of Merger Corporation, has voted prior to the Effective Time the shares of Merger Corporation Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

     6.10 ACCOUNTING AND TAX MATTERS. No BSQUARE Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

     7.1 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, BlueWater and Merger Corporation shall execute and file the Articles of Merger with the Secretary of State of the State of Washington in connection with the Closing.

     7.2 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action that is reasonably likely to cause the

Merger not, to qualify for treatment as a pooling of interests for accounting purposes and a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     7.3 STATE TAKEOVER LAWS. Each BlueWater Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Chapter 23B.19 of the WBCA.

     7.4 EMPLOYEE BENEFITS AND CONTRACTS. BSQUARE will provide BlueWater employees with benefits under the BSQUARE Benefit Plans or the BlueWater Benefit Plans or a combination of such plans as determined by BSQUARE in its discretion. To the extent that BlueWater employees participate in BSQUARE Benefit Plans, the BSQUARE Benefit Plans shall recognize, for purposes of eligibility and vesting, each such BlueWater employee's service with the BlueWater Companies to the extent that such service is recognized under the BlueWater Benefit Plans. Notwithstanding the foregoing, BlueWater shall not, and BSQUARE shall not be required to cause BlueWater to, continue the BlueWater Stock Plans or to offer BlueWater Common Stock as an investment option or an investment under any BlueWater Benefit Plan.

     7.5 INDEMNIFICATION, EXCULPATION AND INSURANCE.

         (a) BSQUARE agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the BlueWater Companies as provided in their respective Articles of Incorporation or By-laws (or comparable organizational documents), shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors and officers of BlueWater who become directors or officers of the Surviving Corporation will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of the Surviving Corporation.

         (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.9.

         (c) The provisions of this Section 7.9(c) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     7.6 EXCHANGE LISTING. Following Closing, as necessary, BSQUARE shall use its best efforts to have the shares of BSQUARE Common Stock issuable pursuant to the Merger approved for listing on The Nasdaq Stock Market's National Market, subject to official notice of issuance.

     7.7 AGREEMENT OF AFFILIATES. BlueWater shall deliver to BSQUARE a letter identifying all Persons whom it reasonably believes are "affiliates" of BlueWater for purposes of Rule 145 under the 1933 Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. BlueWater shall cause each such Person to deliver to BSQUARE a written agreement, substantially in the form of Exhibit 2. BSQUARE shall cause all Persons whom it reasonably believes are "affiliates" of BSQUARE for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with Section 2 of Exhibit 2.

     7.8 REGISTRATION RIGHTS. Simultaneously with the execution of this Agreement, BSQUARE and BlueWater shall execute a Registration Rights Agreement in substantially the form attached hereto as Exhibit 3 (the "Registration Rights Agreement").

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. Each Party agrees that by execution of this Agreement such Party represents that the following conditions have been satisfied, unless waived by both Parties pursuant to Section 10.5:

         (a) SHAREHOLDER APPROVAL. The BlueWater Shareholder Approval shall have been obtained.

         (b) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal consummation of the Merger.

         (c) POOLING LETTERS. Each of the Parties shall have received a letter, dated as of the Effective Time, addressed to BSQUARE and BlueWater, in form and substance reasonably acceptable to BSQUARE and BlueWater, from Arthur Andersen LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Each of the Parties shall have received a letter, dated as of the Effective Time, addressed to BSQUARE and BlueWater, in form and substance reasonably acceptable to BSQUARE and BlueWater, from Roger Clark & Associates LLP to the effect that such firm is not aware of any matters relating to BlueWater and its Subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

         (d) AGREEMENT OF AFFILIATES. BlueWater shall have delivered to BSQUARE a letter identifying all Persons whom it reasonably believes are "affiliates" of BlueWater for purposes of Rule 145 under the 1933 Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. BlueWater shall have caused each such Person to deliver to BSQUARE a written agreement, substantially in the form of Exhibit 2. BSQUARE shall have caused all Persons whom it reasonably believes are "affiliates" of BSQUARE for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to comply with Section 2 of Exhibit 2.

         (e) CONSENTS AND APPROVALS. All Consents required for consummation of the Merger or for the preventing of any Default under any Contract or Permit of such Party have been obtained, except for such Consents the failure to obtain which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Party.

     8.2 CONDITIONS TO OBLIGATIONS OF BSQUARE. BlueWater agrees that by execution of this Agreement it represents that the following conditions have been satisfied, unless waived by BSQUARE pursuant to Section 10.5:

         (a) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of BlueWater to be performed and complied with pursuant to this Agreement and the other agreements of BlueWater contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (b) TAX OPINION. [Intentionally Deleted.]

         (c) CONVERSION OF BLUEWATER PREFERRED STOCK. All shares of BlueWater Preferred Stock shall have been converted into shares of BlueWater Common Stock in accordance with the terms and conditions of the BlueWater Preferred Stock, and such shares of BlueWater Common Stock issued upon conversion of the BlueWater Preferred shall have been subject to the provisions of Section 3.1(b) hereof.

         (d) LEGAL OPINION. BSQUARE shall have received the legal opinion of Garvey, Schubert & Barer, dated the Closing Date, in substantially the form attached hereto as Exhibit 4.

                                   ARTICLE 9
                                 MISCELLANEOUS

     9.1 DEFINITIONS.

         (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "1933 ACT" shall mean the Securities Act of 1933, as amended.

         "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

         "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by BlueWater and filed with the Secretary of State of the State of Washington relating to the Merger as contemplated by Section 1.1. The Articles of Merger shall include the Plan of Merger as required under Section 23B.11.050 of the WBCA.

         "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "CLOSING DATE" shall mean the date on which the Closing occurs.

         "CONFIDENTIALITY AGREEMENT" shall mean that certain Mutual Confidentiality/Nondisclosure Agreement, dated October 17, 1999, between BlueWater and BSQUARE.

         "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability or to accelerate under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "BLUEWATER COMMON STOCK" shall mean the common stock, no par value, of BlueWater.

         "BLUEWATER COMPANIES" shall mean, collectively, BlueWater and all BlueWater Subsidiaries.

         "BLUEWATER DISCLOSURE MEMORANDUM" shall mean the written information entitled "BlueWater Disclosure Memorandum" delivered prior to the date of this Agreement to BSQUARE describing in reasonable detail the matters contained therein, and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section with respect thereto.

         "BLUEWATER PREFERRED STOCK" shall mean the Series A Convertible Preferred Stock, no par value, of BlueWater.

         "BLUEWATER FINANCIAL STATEMENTS" shall mean the consolidated balance sheets (including related notes and schedules, if any) of BlueWater as of December 31, 1999, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three fiscal year ended December 31, 1999.

         "BLUEWATER STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of BlueWater designated as follows: BlueWater Systems, Inc. Amended Stock Option Plan.

         "BLUEWATER SUBSIDIARIES" shall mean the Subsidiaries of BlueWater, which shall include the BlueWater Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of BlueWater in the future and held as a Subsidiary by BlueWater at the Effective Time.

         "BSQUARE CAPITAL STOCK" shall mean, collectively, the BSQUARE Common Stock, the BSQUARE Preferred Stock and any other class or series of capital stock of BSQUARE.

         "BSQUARE COMMON STOCK" shall mean the without par value common stock of BSQUARE.

         "BSQUARE COMPANIES" shall mean, collectively, BSQUARE and all BSQUARE Subsidiaries.

         "BSQUARE DISCLOSURE MEMORANDUM" shall mean the written information entitled "BSQUARE Disclosure Memorandum" delivered prior to the date of this Agreement to BlueWater describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section with respect thereto.

         "BSQUARE FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of BSQUARE as of September 30, 1999, and as of December 31, 1998 and December 31, 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1999, and for each of the three fiscal years ended December 31, 1998, December 31, 1997 and December 31, 1996, as filed by BSQUARE in SEC Documents, and (ii) the consolidated balance sheets of BSQUARE (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1999.

         "BSQUARE PREFERRED STOCK" shall mean the without par value preferred stock of BSQUARE.

         "BSQUARE STOCK OPTION PLAN" shall mean the BSQUARE Amended and Restated Stock Option Plan.

         "BSQUARE STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of BSQUARE designated as follows: BSQUARE Amended and Restated Stock Option plan and the BSQUARE Employee Stock Purchase Plan.

         "BSQUARE SUBSIDIARIES" shall mean the Subsidiaries of BSQUARE, which shall include the BSQUARE Subsidiaries described in Section 6.4 and any corporation or other organization acquired as a Subsidiary of BSQUARE in the future and held as a Subsidiary by BSQUARE at the Effective Time.

         "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "EXHIBITS" 1 and 2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, trade secrets, franchises, know-how, inventions, and other intellectual property rights.

         "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president or other member of management of such Person who, by virtue of such individual's position with the Person, would be reasonably expected to be


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
aware of the matter at hand and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

         "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

         "LIABILITY" shall mean any direct or indirect liability, indebtedness, obligation, penalty, cost or expense, claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, or (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

         "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

         "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger, other than any event, change or occurrence relating to (i) the United States economy, the western regional economy or securities markets in general or (ii) this Agreement or the transactions contemplated hereby or announcement thereof.

         "MERGER CORPORATION COMMON STOCK" shall mean the no par value common stock of Merger Corporation.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

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
         "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "PARTY" shall mean either BlueWater or BSQUARE, and "PARTIES" shall mean both BlueWater and BSQUARE.

         "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "PLAN OF MERGER" shall mean the plan of merger of Merger Corporation with and into BlueWater in substantially the form attached hereto as Exhibit 1.

         "REAL PROPERTY" shall mean all of the real property owned or leased by the BlueWater Companies, together with the improvements located thereon, including all appurtenant rights, claims and interests.

         "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, The Nasdaq Stock Market, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

         "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of

1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), or (ii) in the case of partnerships, serves as a general partner.

         "SURVIVING CORPORATION" shall mean BlueWater as the surviving corporation resulting from the Merger.

         "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, levies, imposts, duties, other assessments, or similar charge of any kind whatsoever, including any interest, penalties, and additions imposed thereon or with respect thereto.

         "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or any of its Subsidiaries.

         "WBCA" shall mean the Washington Business Corporation Act.

         "YEAR 2000 COMPLIANT" or "YEAR 2000 COMPLIANCE" shall mean that the computer systems and other automated equipment used by an entity in connection with the conduct of its business, including, without limitation, all hardware, software and operating systems, (i) are able to accurately recognize, represent, process, manage and manipulate date and date-sensitive data (including, but not limited to, calculating, comparing, sorting, tagging and sequencing), in both input and output, whether the date field uses 2 or 4 digits or any other date coding schema, including "leap year" calculations and will not cause an abnormal ending scenario within the application domain or generate incorrect values involving such dates, (ii) with respect to system time for all hardware, software and operating systems, automatically function into and beyond the year 2000 C.E. without intervention and that all applications and components will correctly interpret system time into and beyond the year 2000 C.E., and (iii) are able to accurately recognize, represent, process and manage any date fields currently assigned special values (i.e., 99/99/99 or 00/00/00), if any.

         "YEAR 2000 PROBLEM" shall mean the risk that computer applications may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999.

             (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     9.2 EXPENSES. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

     9.3 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.4(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.5.

     9.4 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of BlueWater Common Stock, there shall be made no amendment that pursuant to Chapter 23B.11 of the WBCA requires further approval by such shareholders without the further approval of such shareholders.

     9.5 WAIVERS.

         (a) Prior to or at the Effective Time, BSQUARE, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BlueWater, to waive or extend the time for the compliance or fulfillment by BlueWater of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BSQUARE under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BSQUARE.

         (b) Prior to or at the Effective Time, BlueWater, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BSQUARE, to waive or extend the time for the compliance or fulfillment by BSQUARE of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BlueWater under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BlueWater.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     9.6 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     9.7 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

             BlueWater:                 BLUEWATER SYSTEMS, INC.
                                        190 West Dayton, Suite 202
                                        Edmonds, Washington 98020
                                        Telecopy Number: (425) 771-2742
                                        Attention:  Paul D. Lever, President

             Copy to Counsel:           Garvey, Schubert & Barer
                                        1191 Second Avenue, Suite 1800
                                        Seattle, WA 98101-2939
                                        Telecopy Number: (206) 464-0125
                                        Attention: Scott Warner

             BSQUARE:                   BSQUARE CORPORATION
                                        3150 - 139th Avenue N.E.
                                        Suite 500
                                        Bellevue, WA  98005
                                        Telecopy Number:  (425) 519-5998
                                        Attention:  Brian V. Turner
                                        Chief Financial Officer

             Copy to Counsel:           Summit Law Group, P.L.L.C.
                                        1505 Westlake Avenue N., Suite 300
                                        Seattle, Washington 98109
                                        Telecopy Number: (206) 281-9882
                                        Attention: Michael J. Erickson

     9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Washington, without regard to any applicable conflicts of Laws.

     9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     9.10 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     9.11 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     9.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

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
     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

                                     BLUEWATER SYSTEMS, INC.


                                     By:  /S/ PAUL D. LEVER
                                         -------------------------------
                                     Name:  Paul D. Lever
                                     Title:   President



                                     BSQUARE CORPORATION


                                     By: /S/ BRIAN V. TURNER
                                         -------------------------------
                                     Name:  Brian V. Turner
                                     Title:   Chief Financial Officer



                                     H20 MERGER CORPORATION


                                     By: /S/ BRIAN V. TURNER
                                         -------------------------------
                                     Name:  Brian V. Turner
                                     Title:   Chief Financial Officer


                                       38